May 1, 1997



Rakepoll Finance N.V.
14JB Gorsiraweg
Curacao, Netherlands Antilles
Attention:  Carlo Salvi


     Re:  Gensia Sicor Inc.


Dear Mr. Salvi:


                 As an inducement for Rakepoll Finance N.V. ("Rakepoll Finance") to consent to certain actions contemplated by the Securities Purchase Agreement, dated as of May 1, 1997 (the "Purchase Agreement"), between Gensia Sicor Inc. (the "Company") and Health Care Capital Partners, L.P., the undersigned hereby certifies that on and after the Closing Date (as defined in the Purchase Agreement), the undersigned will cause its designees on the Board of Directors of the Company to vote in favor of and take such action as is necessary to elect to membership on such Board those persons designated by Rakepoll Finance N.V. as Investor Directors pursuant to Section
4.1 of the Shareholder's Agreement, dated November 12, 1996, as amended December 21, 1996, February 28, 1997 and the date hereof, between Rakepoll Finance and the Company.


                                       Health Care Capital Partners, L.P.

                                       By Ferrer Freeman Thompson & Co.
                                            LLC, its General Partner



                                       By: /s/ Robert T. Thompson
                                           Name:  Robert T. Thompson
                                           Title: Member